EXHIBIT 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of MH Elite Small Cap Fund of Funds, MH Elite Fund of Funds, MH Elite Select Portfolio of Funds and MH Elite Income Fund of Funds, each a series of MH Elite Portfolio of Funds Trust (collectively, the “Funds”) of our report dated March 30, 2026, relating to the financial statements and financial highlights, which appear in the Funds’ Annual Report to Shareholders on Form N-CSR for the year ended December 31, 2025. We also consent to the references to our firm under the headings “Financial Highlights” included in the Prospectus and “Selection of Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” included in the Statement of Additional Information.

/s/ Keiter

April 20, 2026

Glen Allen, Virginia